Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6000
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS AMENDS TERMS OF CAPITAL LEASE AGREEMENT

ST. LOUIS, MO. – August 27, 2004 – SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global IT utility, announced today that is has amended the terms of its Master Lease Agreement (the “Lease”) with General Electric Capital Corporation (“GECC”). The Lease, which is described in SAVVIS’ 10K and 10Q filings with the Securities and Exchange Commission, covers lease obligations with outstanding amounts, as of June 30, 2004, of $60.0 million.

Under the amended terms, SAVVIS will prepay $7.5 million and will begin to pay cash interest payments in September 2004. In return, the interest rate of the Lease indebtedness will be reduced from 12% to 9% through August 2005. As a result of the amendment, SAVVIS will pay approximately $1.6 million of cash interest in the remainder of 2004. Interest expense savings, as a result of the amended terms, will be approximately $2.7 million. The principal amount due under the Lease remains due on March 8, 2007.

SAVVIS Chief Financial Officer Jeff Von Deylen commented, “The amendment of our capital lease reflects and contributes to continued improvement in SAVVIS’ financial performance. Based on our year-to-date financial results, we took the opportunity to achieve savings of $2.7 million. Including the cash payments to be made in 2004, we remain on track to achieve positive adjusted EBITDA in the third quarter and positive cash flow by year-end 2004.”

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 24, 2004, and all subsequent filings. The

Savvis Amends Terms of Capital Lease Agreement

August 27, 2004

forward-looking statements contained in this document speak only as of today’s date, August 27, 2004, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a global IT utility that leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. SAVVIS’ strategic approach combines the use of virtualization technology, a utility services model, and automated software management and provisioning systems. This allows customers to focus on their core business while SAVVIS ensures the quality of their IT infrastructure. With its recent acquisition of the assets of Cable & Wireless America, SAVVIS becomes one of the world’s largest providers of IP network and hosting services. For more information about SAVVIS, visit www.savvis.net. For more information about end-to-end media services from SAVVIS’ WAM!NET division, visit www.wamnet.com.